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                                                                    EXHIBIT 10.4

                       [INTERNATIONAL FAMILY ENTERTAINMENT LOGO]

TIM ROBERTSON
President & CEO

                               As of June 1, 1997

Richard L. Sirvaitis
27 Anderson Road
Greenwich, Connecticut 06830

Dear Rick:

This letter will set forth the terms of the agreement between you and International Family Entertainment, Inc. ("IFE"), regarding your employment with IFE.

1.  Employment

You will serve as IFE's President, IFE Ad Sales Worldwide, and as such you will perform those duties which are normal and customary in the industry for like positions. You will be responsible for other similar areas which relate thereto for IFE and its affiliates and will be responsible to perform other such duties which are reasonably assigned to you by IFE's President and Chief Executive Officer. You will report directly to IFE's President and Chief Executive Officer and will serve as a member of IFE's Executive Management Committee. You will perform full-time service on an exclusive basis for IFE and its affiliates. Your principal base of employment shall be in New York, New York. You acknowledge that IFE is not required to actually utilize your services hereunder, but that IFE's sole obligation shall be to pay you the compensation and provide you the benefits set forth herein, subject to all the terms and conditions of this Agreement.

2.  Term

Your employment under this Agreement shall commence June 1, 1997, and, unless sooner terminated pursuant to the terms of Paragraphs 6 or 7 of this Agreement, shall continue for an initial period of five (5) years (as completed or earlier terminated pursuant to the express terms hereof, the "Initial Period"). Following the completion of the Initial Period, unless thereupon terminated or renewed pursuant to the terms of this Paragraph 2, your employment under this Agreement shall continue from year to year, subject to earlier termination pursuant to the terms of Paragraphs 6 or 7 of this Agreement (each subsequent year, as completed or earlier terminated, an "Additional Period," and together with the Initial Period, the "Term"). IFE may terminate this Agreement as of the last day of the Initial Period or any Additional Period by giving you written notice of such termination not less than ninety (90) days prior to such date. IFE may elect to renew your

           2877 Guardian Lane * P.O. Box 2050 * Virginia Beach, VA 23450-2050
                          (804) 459-6010 * FAX (804) 459-6421
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Richard L. Sirvaitis
As of June 1, 1997
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employment by offering you a renewal employment agreement (the "Renewal
Agreement") not less than ninety (90) days prior to the last day of the Initial Period or any Additional Period (the "Renewal Notice Period"), upon terms and conditions no less favorable to you than those set forth in this Agreement (including, but not limited to, title; reporting relationship; services to be rendered; five (5) year minimum term; termination, renewal, and severance provisions; scheduled base salary increases and annual bonus percentage; benefits; etc.). The initial annual base salary specified in such Renewal Agreement shall be not less than your annual base salary for the previous calendar year, adjusted to reflect the greater of (i) a five per cent (5%) increase in such annual base salary, or (ii) the increase, if any, in the cost of living, determined by multiplying your then current annual base salary by a fraction, the numerator of which is the Consumer Price Index (U.S. City Average--[1967 = 100%]--All Items, Bureau of Labor Statistics of the U.S. Department of Labor) (the "CPI") for the month prior to the proposed commencement date of such Renewal Agreement and the denominator of which is the CPI for the month prior to the month in which your annual base salary was most recently adjusted. You acknowledge and agree that IFE has no obligation to allow this Agreement to renew, to offer you a Renewal Agreement, or to otherwise continue your employment after expiration of the Initial Period or any Additional Period, and you expressly acknowledge that no promises or understandings to the contrary have been made or reached. In the event you do not accept an offered Renewal Agreement as of the last day of the Initial Period or Additional Period during which you first received such Renewal Agreement, you shall be deemed to have rejected such Renewal Agreement and your employment shall be terminated as of such date. In the event IFE has not offered you a Renewal Agreement within the Renewal Notice Period, you may terminate this Agreement upon thirty (30) days prior written notice to IFE, provided such termination notice is received by IFE no less than thirty (30) days following the conclusion of the applicable Renewal Notice Period, in which case the terms of Paragraph 8(a) of this Agreement shall apply.

3.  Base Compensation

As compensation for your services hereunder, IFE shall pay you, and you shall accept, an initial annual base salary of Four Hundred Sixty Thousand Dollars ($460,000.00), less all appropriate deductions and withholdings, payable in accordance with the schedule IFE may adopt or alter from time to time in its discretion, but in any event not less frequently than monthly. IFE shall review the performance of your duties hereunder on at least an annual basis. Your annual base salary will be adjusted on January 1 of each calendar year of the Term to reflect the greater of (i) a five per cent (5%) increase in such annual base salary, or (ii) the increase, if any, in the cost of living, determined by multiplying your then current annual base salary by a fraction, the numerator of which is the CPI for the month of December of the most recently completed calendar year and the denominator of which is the CPI for the month prior to the month in which your annual base salary was most
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Richard L. Sirvaitis
As of June 1, 1997
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recently adjusted. In addition, the Board of Directors of IFE may increase your annual base salary at such times as it, in its sole discretion, deems appropriate.

4.  Bonus Structure

a. Annual Bonus. In accordance with the executive bonus plan established by IFE, as may be amended from time to time, in addition to annual base salary, you shall be eligible to earn and receive an annual bonus based on your achievement of certain goals during each annual review period (which shall commence January 1 and conclude December 31 of each calendar year of the Term). During the first forty-five (45) days of each annual review period of the Term, IFE, with your consultation, shall establish reasonable goals for you and your division to achieve during such review period, which goals will include annual revenue targets.

         In the event IFE determines that the goals set for any annual review period have been achieved, you shall be entitled to receive a targeted bonus of thirty three and one-third per cent (33.33%) of your annual base salary for such calendar year, with the exact amount of such bonus to be determined in the discretion of IFE, subject to the terms of the executive bonus plan then in effect, but in any event not less than twenty per cent (20%) of your annual base salary for such calendar year. In the event IFE determines that the goals set for any annual review period have not been achieved during such annual review period, you shall receive bonus compensation for such year, if any, as IFE, in its discretion, deems appropriate, but in any event not less than twenty per cent (20%) of your annual base salary for such calendar year. In the event the annual revenue target for any annual review period is exceeded by ten per cent (10%) or more, then in addition to your annual bonus you shall receive an extraordinary bonus of One Hundred Fifty Thousand Dollars ($150,000.00), payable in cash or, upon mutual agreement between you and IFE, in stock.

b. Apportionment. For those periods of your employment which do not coincide with the calendar year, the amount of the annual bonus shall be prorated for the number of months you are in the employ of IFE during such period.

c. Payment. Payment of the annual bonus shall be made no later than December 31 of the annual review period for which the annual bonus is calculated.

d. Further Bonuses. From time to time, IFE may enter into supplemental agreements or memorandums in writing with you for the award and payment to you of additional compensation or bonuses upon such terms and conditions as IFE shall deem to be in its business interest. In the event of the execution by IFE of any such agreements or memorandums, your right to additional compensation or bonuses
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Richard L. Sirvaitis
As of June 1, 1997
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         shall be determined in accordance with the applicable provisions thereof, subject, however, to the provisions of this sub-paragraph. In the absence of any such supplemental agreements or memorandums, IFE shall not be obligated to pay you any additional compensation or bonus whatsoever, irrespective of the payment of additional compensation or bonus in any past or succeeding year or the payment or additional compensation or bonus to other executives in any year, but may do so in its sole discretion.

e. Incentive Compensation. From time to time, IFE may offer phantom stock, stock appreciation rights, stock options in IFE and its affiliates and/or other forms of long-term incentives upon such terms and conditions as IFE shall determine to be in its business interests.

5.       Reimbursement for Expenses

The parties recognize that in the course of performing your duties hereunder, you will necessarily incur expenses in connection with your duties for such items as entertainment, traveling, hotels, and similar items. You shall be entitled to have paid or be reimbursed all reasonable expenses incurred by you in the performance of your duties hereunder, subject to such requirements, procedures, and rules as may be established by IFE for similarly situated executives from time to time in its discretion, including, without limitation, the requirement of submission of appropriate receipts for such expenses prior to reimbursement.

6.       Termination by IFE

IFE shall have the right to terminate this Agreement, and your employment hereunder, at any time, for cause, immediately upon written or oral notice to you. As used herein, termination of this Agreement "for cause" shall mean termination due to your willful breach of contract, habitual neglect of duties, or gross misconduct. This Agreement shall not otherwise be terminable by IFE. Except as otherwise specifically set forth herein, in the event your employment is terminated for cause, all benefits set forth in this Agreement shall cease as of the last day of your employment hereunder.

7.       Termination by Employee

In addition to your right to terminate this Agreement pursuant to Paragraph 2 of this Agreement, you shall have the right to terminate this Agreement, and your employment hereunder, at any time during the Term upon thirty (30) days prior written notice to IFE.
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Richard L. Sirvaitis
As of June 1, 1997
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8.       Severance Payment

a. In the event this Agreement is terminated by IFE at the conclusion of the Initial Period or any Additional Period pursuant to Paragraph 2 of this Agreement, or in the event IFE fails to offer you a Renewal Agreement and you elect to terminate this Agreement as set forth in Paragraph 2 of this Agreement, then IFE's sole obligation shall be to pay you (i) for all accrued but unused vacation (determined in accordance with Paragraph 9(a) of this Agreement), which sum shall be paid to you, less all appropriate deductions and withholdings, in a single payment not more than thirty (30) days following the effective date of such termination; and (ii) a severance payment equal to the sum of (x) your then current base salary for twenty-four (24) months, plus
         (y) the annual bonus paid to you for the prior calendar year multiplied by two (2), which severance payment shall be paid to you, less all appropriate deductions and withholdings, in equal, bi-weekly installments over the twenty-four (24) month period commencing with the date of termination (the "Severance Period"). During the Severance Period, IFE shall provide you with comprehensive health, disability, and life insurance policies providing benefits at least equivalent to those you received on the last day of the Term hereof.

b. In the event you reject a Renewal Agreement offered you pursuant to Paragraph 2 of this Agreement, or in the event IFE terminates this Agreement pursuant to Paragraph 6 of this Agreement, or in the event you terminate this Agreement pursuant to Paragraph 7 of this Agreement, then IFE's sole obligation shall be to pay you for all accrued but unused vacation (determined in accordance with Paragraph 9(a) of this Agreement), which shall be paid to you, less all appropriate deductions and withholdings, in a single payment not more than thirty (30) days following the effective date of such termination.

c. In the event you become permanently and totally disabled, or if you die during the Term of this Agreement, then you or your estate, as the case may be, shall be paid (i) for all accrued but unused vacation (determined in accordance with Paragraph 9(a) of this Agreement), which sum shall be paid to you, less all appropriate deductions and withholdings, in a single payment not more than thirty (30) days following the effective date of such termination; (ii) the sum of (x) your then current base salary through the end of the Term, and (y) your annual bonus for the prior calendar year for each calendar year through the end of the Term, which sum shall be paid to you, less all appropriate deductions and withholdings, in equal, bi-weekly installments through the end of the Term; and (iii) following the end of the Term, a termination payment equal to the sum of (x) your then current base salary for twenty-four (24) months, plus (y) the annual bonus paid to you for the prior calendar year multiplied by two (2), which termination payment shall be paid to
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Richard L. Sirvaitis
As of June 1, 1997
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         you, less all appropriate deductions and withholdings, in equal, bi-weekly installments over the twenty-four (24) month period commencing as of the date of termination (the "Termination Period"). The payments set forth in this paragraph shall be reduced by the amount of any benefits payable to you or your estate, as the case may be, under any disability or life insurance plan provided by, and the premiums of which are paid by, IFE. During the Termination Period, IFE shall provide you, if you are then alive, with comprehensive health, disability, and life insurance benefits at least comparable to those you received on the last day of the Term hereof.

d. Notwithstanding any other provision of this Agreement to the contrary, in the event of termination of this Agreement for any reason, you agree that IFE may offset from any payment made under this Paragraph 8 any sums owed by you to IFE.

9.       Other Benefits

a. Vacation. For each year of the Term of this Agreement, you will be entitled to four (4) weeks vacation with pay, to be accrued and taken in accordance with IFE's normal personnel policies regarding vacation for similarly situated executives, as such policies may be modified from time to time in the discretion of IFE. Notwithstanding the foregoing, upon your accruing four (4) weeks of vacation time, vacation time will cease to accrue and must be used before additional vacation time will accrue.

b. Health Plans. IFE may, in its discretion, from time to time establish and maintain employee health, medical, life, and disability insurance benefit plans. During the Term of this Agreement, your eligibility to participate in such plans shall be governed by the generally applicable terms and conditions of the particular plan, as such terms and conditions may be amended from time to time in the discretion of IFE.

c. 401(k) Plan. IFE may, in its discretion, from time to time, establish and maintain, or participate in an affiliated company's, 401(k) retirement plan. During the Term of this Agreement, your eligibility to participate in such plan shall be governed by the generally applicable terms and conditions of such plan, as such terms and conditions may be amended from time to time in the discretion of IFE or such affiliated company.

d. Car Allowance. During the Term of this Agreement, IFE shall pay to you a car allowance of $525.00 per month.
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Richard L. Sirvaitis
As of June 1, 1997
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e        Club Allowance. During the Term of this Agreement, IFE shall reimburse or pay on your behalf your annual dues for one health club and one country club, not to exceed $7,200.00 per annum, plus reasonable annual increases.

f. Stock Options. Subject to the terms of the IFE Stock Incentive Plan, you shall be granted options to purchase 25,000 shares of IFE's Class B Common Stock, par value $.01 per share, on each of December 31, 1997, and December 31, 1998, provided you are then employed by IFE. Each grant will be subject to a vesting schedule of 20% per year for five years, with an exercise price equal to the fair market value of IFE's Class B Common Stock on the date of grant, and shall otherwise be subject to the terms of a stock option agreement to be entered into by and between you and IFE. Notwithstanding the foregoing, in the event of a dissolution, liquidation, sale of substantially all the assets of IFE, merger, consolidation, tender offer, going private transaction, or change of control of IFE, the terms of this Paragraph 9 f. providing for any grant of stock options shall, to the extent such stock options are not theretofore granted, immediately upon the consummation of any such dissolution, liquidation, sale, merger, consolidation, tender offer, going private transaction, or change of control, be null and void and of no further force or effect. In lieu thereof, you shall receive a cash bonus equal to the product of (i) the number of shares under stock options which would have been granted to you but for the operation of the previous sentence, multiplied by (ii) the difference between (x) the consideration offered to the general public for a share of IFE Class B Common Stock, par value $.01 per share, in connection with such dissolution, liquidation, sale, merger, consolidation, tender offer, going private transaction, or change of control, and (y) the per share exercise price of the award of stock options most recently granted to you. Such amount shall be paid to you, less all appropriate deductions and withholdings, in a single payment not more than 30 days following the consummation of any such dissolution, liquidation, sale, merger, consolidation, tender offer, going private transaction, or change of control.

g. Additional Benefits. You expressly agree and acknowledge that following the Term of this Agreement, you will be entitled to no additional benefits except as otherwise specifically set forth in this Agreement, and except as specifically provided under the benefit plans referred to in this Paragraph 9 and those benefit plans in which you may subsequently become a participant, subject in every case to the terms and conditions of each such plan.

10.      No Duty to Mitigate; Offset

It is expressly agreed and understood that in the event of the termination of this Agreement by IFE you shall have no affirmative duty to mitigate the damages payable to you by IFE and further that no amounts actually earned or accrued by you for
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Richard L. Sirvaitis
As of June 1, 1997
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employment or similar services during the period of time subsequent to such termination will be offset against any amounts to which you are otherwise entitled hereunder.

11.      Non-Compete

You agree that upon your voluntary termination of this Agreement you will not work for a direct competitor of IFE for a period of twelve (12) months, unless given specific agreement in writing from IFE; provided, however, that this non-compete provision shall not apply in the event IFE fails to offer you a Renewal Agreement and you elect to terminate this Agreement as set forth in Paragraph 2 of this Agreement. Direct competitors shall include other cable or satellite television networks, or television production and distribution companies.

12.      Remedy For Breach


(a) Notwithstanding the agreement to settle disputes by arbitration as provided in Paragraph 13 of this Agreement, both parties recognize that the services to be rendered under this Agreement by you are special, unique, and of an extraordinary character, and that in the event of a breach by you of any term or condition of this Agreement, IFE shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction to obtain the specific performance thereof by you, or to enjoin you from performing services for any other person, firm, or corporation, during the period herein contracted for, and nothing herein contained shall be construed to prevent such remedy. In the event IFE institutes proceedings against you pursuant to this Paragraph 12 and is the prevailing party, you shall pay to IFE the amount of any fees (including reasonable attorneys' fees), costs, or expenses incurred by IFE in the prosecution of any such proceeding.

(b) The payments and benefits provided to you pursuant to this Agreement shall constitute your sole and exclusive remedy against IFE in the event of any claim you may have arising out of or in any way connected with your employment by IFE or IFE's termination thereof. You do hereby expressly waive any right you may have to seek punitive damages in connection with any such claim.

13.      Disputes

Except as provided in Paragraph 12 of this Agreement, any and all disputes, controversies, or claims arising out of or relating to your employment or cessation of employment with IFE shall be settled exclusively by final and binding arbitration in Virginia Beach, Virginia, before an arbitrator selected in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association ("AAA"). Such disputes include, but are not
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Richard L. Sirvaitis
As of June 1, 1997
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limited to, claims arising under this Agreement as well as other employment-related legal claims such as discrimination or tort. Any arbitration shall be conducted in accordance with the Employment Dispute Resolution Rules of the AAA.

14.      Entire Agreement; Modification

Except as specifically referenced herein, this instrument contains the entire Agreement between you and IFE with respect to the subject matter hereof and supersedes all prior or contemporaneous understandings or agreements. This Agreement may be altered only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

15.      Choice of Law; Binding Effect

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without reference to conflicts of laws principles and shall be binding upon and inure to the benefit of any successor or successors of IFE and the personal representatives of you. The parties to this Agreement hereby consent to the exclusive personal jurisdiction of the Circuit Court of the City of Virginia Beach or, provided other jurisdictional requirements are satisfied, the United States District Court for the Eastern District of Virginia, Norfolk Division, for the adjudication of any proceedings referenced in Paragraph 12 of this Agreement, or the enforcement of any final and binding arbitration pursuant to Paragraph 13 of this Agreement, or for the resolution of any other dispute arising from, relating to, or in any other way connected with this Agreement or your employment hereunder.

16.      Severability

If any clause or provision of this Agreement shall be adjudged invalid or unenforceable by a court of competent jurisdiction or by operation of any applicable law, it shall not affect the validity of any other clause or provision, which shall remain in full force and effect.

17.      Confidential Information

You agree that any information received by you during the Term which concerns the financial, business, or other affairs of IFE, its clients, or its affiliates will be treated by you in full confidence and that you shall not, at any time during or after the Term, reveal, directly or indirectly, to any persons, firms, or organizations, or otherwise make use of such confidential information. The obligation set forth in this Paragraph 17 shall survive the expiration or termination of this Agreement.
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Richard L. Sirvaitis
As of June 1, 1997
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18.      Remedies Cumulative; No Waiver

All remedies, rights, undertakings, obligations, and agreements contained in this Agreement shall be cumulative, and none of them shall be in limitation of any other remedy, right, undertaking, obligation, or agreement of either party, whether under this Agreement or otherwise. The failure of IFE to insist upon strict performance of any provision of this Agreement shall not be construed as a waiver of any subsequent breach of the same or similar nature.

19.      Paragraph Headings

The titles of the paragraphs of this Agreement are for convenience only and shall not in any way affect the interpretation of any paragraphs of this Agreement or of the Agreement itself.

If this letter accurately sets forth our agreement, please sign where indicated below.

                                       Very truly yours,
                                       International Family Entertainment, Inc.


                                       /s/ Timothy B. Robertson
                                       -----------------------------
                                       Timothy B. Robertson
                                       President and Chief Executive Officer


READ AND AGREED:

/s/ Richard L. Sirvaitis
--------------------------------
Richard L. Sirvaitis